                                                                  EXHIBIT NO. 12


EARNINGS TO FIXED CHARGES COMPUTATION

                                                      2002             2001             2000              1999          1998
                                                   -----------      -----------      -----------      -----------   -----------
                                                                                   (IN THOUSANDS)
Earnings:

Income before income taxes ...................     $   962,497      $   827,470      $   711,397      $   658,716   $   547,809
Plus:
           Fixed charges .....................         975,623        1,656,458        2,021,649        1,552,619     1,397,433
Less:
           Capitalized interest ..............            (747)            (156)            (637)          (1,371)         (919)
                                                   -----------      -----------      -----------      -----------   -----------
Earnings, including interest on deposits(a) ..       1,937,373        2,483,772        2,732,409        2,209,964     1,944,323
Less:
          Interest on deposits ...............        (596,257)      (1,077,171)      (1,292,565)        (962,504)     (897,903)
                                                   -----------      -----------      -----------      -----------   -----------
Earnings, excluding interest on deposits(b) ..       1,341,116        1,406,601        1,439,844        1,247,460     1,046,420
                                                   ===========      ===========      ===========      ===========   ===========


Fixed Charges:
          Interest expense ...................         960,327        1,642,658        2,008,351        1,539,538     1,386,256
          Capitalized interest ...............             747              156              637            1,371           919
          Interest portion of rent expense* ..          14,549           13,644           12,661           11,710        10,258
                                                   -----------      -----------      -----------      -----------   -----------
               Total fixed charges(c) ........         975,623        1,656,458        2,021,649        1,552,619     1,397,433


Less:
          Interest on deposits ...............        (596,257)      (1,077,171)      (1,292,565)        (962,504)     (897,903)
                                                   -----------      -----------      -----------      -----------   -----------
               Total fixed charges excluding       $   379,366      $   579,287      $   729,084      $   590,115   $   499,530
               interest expense on deposits(d)     ===========      ===========      ===========      ===========   ===========


Earnings to fixed charges:
Including interest on deposits(a/c) ..........            1.99x            1.50x            1.35x            1.42x         1.39x
Excluding interest on deposits(b/d) ..........            3.54             2.43             1.97             2.11          2.09

*Assumed to be one-third of total rent expense